Exhibit 3

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100814711-85
Filing Date and Time 10/28/2010 12:27 PM
Entity Number E0348572007-7

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations
1. Name of corporation:
Rider Exploration Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
50,000,000 common shares at $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
50,000,000 common shares at $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
15:1 forward split Previous outstanding common shares 2,572,160 after forward split 38,582,400

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
All fractional shares will be rounded up

7. Effective date of filing: (optional)	November 10, 2010
(must not be later than 90 days after the certificate is flied)
8. Signature: (required)
X

President
Signature of Officer	Title

IMPORTANT: Failure to include any of the above Information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised 3-6-09